Exhibit 99.1
PRESS RELEASE
For Immediate Release
WASTE SERVICES REPORTS THIRD QUARTER RESULTS
BURLINGTON, Ontario, November 8, 2006/PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today reported financial results for the three months ended September 30, 2006. Revenue from continuing operations for the quarter was $104.9 million, an increase of $10.4 million, or 11.0% over the same period last year. The increase in revenue was primarily driven by pricing increases of $5.5 million or 5.9%, of which $1.4 million or 1.5% related to fuel surcharges, increased volumes at our landfill sites of $1.3 million, increased collection and transfer station volumes of $1.5 million, acquisitions, net of divestitures, of $1.2 million and other revenue of $0.4 million. Offsetting these increases were decreases primarily related to the expiration or assignment of certain residential contracts totaling $3.0 million. The favorable effects of foreign exchange rate movements increased revenue by $3.5 million. Net loss for the quarter ended September 30, 2006 was $8.6 million, or $0.24 per share, versus a loss of $9.4 million, or $0.28 per share, for the comparable period last year. Reported EBITDA*, reflecting contribution from our Arizona operations, was $19.2 million for the quarter ended September 30, 2006, compared to $17.9 million for the same period last year. Adjusted EBITDA* (as defined in our credit agreement), reflecting contribution from our Arizona operations, was $23.3 million for the quarter ended September 30, 2006.
For the nine months ended September 30, 2006, revenue from continuing operations was $295.1 million, an increase of $28.8 million, or 10.8% over the comparable period last year. Net loss was $38.4 million for the nine months ended September 30, 2006, or $1.11 per share, compared to a net loss of $38.2 million, or $1.17 per share for the comparable period last year.
David Sutherland-Yoest, Chairman and Chief Executive Officer, stated “We are pleased to report another record quarter of Adjusted EBITDA* as we continue to execute our operational and marketing strategies in both the U.S. and in Canada. Our record gross margin of 32.3% reflects our continued focus on operational fundamentals. We are excited about the Kelso preferred refinancing that was announced earlier today. It will result in $94.0 million of additional common equity investment in the Company. The continued commitment of Michael DeGroote, Kelso, and Prides Capital is extremely gratifying.”

*Reconciliation of Non-GAAP Measures:
The following table reconciles the differences between net loss, as determined under US GAAP, and EBITDA, a non-GAAP financial measure (in thousands) (unaudited):

	For The Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net loss	$(8,593)	$(9,411)	$(38,435)	$(38,192)
Income tax provision	4,045	3,252	8,386	8,582
Preferred stock dividends and amortization of issue costs	4,256	5,392	14,793	15,348
Interest expense	7,919	7,274	22,799	21,272
Depreciation, depletion and amortization, continuing operations	10,990	10,797	30,860	29,854
Depreciation, depletion and amortization, discontinued operations	628	603	1,924	1,694

EBITDA (1)	$19,245	$17,907	$40,327	$38,558

The following table reconciles the differences between EBITDA and Adjusted EBITDA, as defined in our credit agreement, for the three and nine months ended September 30, 2006 and 2005 (in thousands) (unaudited):

	For The Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
EBITDA (1)	$19,245	$17,907	$40,327	$38,558
Adjustments to EBITDA (as defined per credit agreement):
Non-cash items (2)	1,324	(3,227)	10,588	(2,103)
Other excludable expenses (3)	2,690	1,016	6,070	3,249

Adjusted EBITDA (1)	$23,259	$15,696	$56,985	$39,704

(1)	EBITDA and EBITDA as defined in our credit agreement (“Adjusted EBITDA”) are non-GAAP measures used by management to measure performance. We also believe that EBITDA and Adjusted EBITDA may be used by certain investors to analyze and compare our operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates and to measure our ability to service our debt. In addition, management uses EBITDA, among other things, as an internal performance measure. Our lenders also use Adjusted EBITDA to measure our ability to service and/or incur additional indebtedness under our credit facilities. However, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with US GAAP or as a measure of our performance, profitability or liquidity. EBITDA and Adjusted EBITDA are not calculated under US GAAP and therefore are not necessarily comparable to similarly titled measures of other companies.

(2)	Non-cash items primarily include impairment of deferred acquisition costs, stock-based compensation expense and gains and losses on foreign exchange and asset sales.

(3)	Other excludable expenses include professional fees for certain litigation, severance and other non-recurring costs.
We will host an investor and analyst conference call on Thursday, November 9, 2006 at 8:30 a.m. (EDT) to discuss the results of today’s earnings announcement. If you wish to participate in this call, please phone 866-314-5232 (US and Canada) or 617-213-8052 (International) and enter passcode number 97455344. To hear a web cast of the call over the Internet, access the Home page of our website at http://www.wasteservicesinc.com. A post-view of the call will be available until November 23, 2006 by phoning 888-286-8010 (US and Canada) or 617-801-6888 (International) and entering passcode number 78340846. The web cast will also be available on our website.
# # #

Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
This release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The company’s securities may not be offered or sold in the United States absent a registration or applicable exemption from registration requirements under applicable state and federal securities laws.
Waste Services, Inc. is a multi-regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s website is located at http://www.wasteservicesinc.com. Information on the company’s website does not form part of this press release.
For information contact:
Brad Helgeson
Vice President Finance and Treasurer
561-237-3400

WASTE SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$104,932	$94,535	$295,079	$266,294

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	71,022	67,981	203,400	192,795
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	14,906	12,795	44,507	40,383
Impairment of deferred acquisition costs	—	—	5,612	—
Settlement with sellers of Florida Recycling	—	(4,120)	—	(4,120)
Depreciation, depletion and amortization	10,990	10,797	30,860	29,854
Foreign exchange loss (gain) and other	(92)	844	2,074	659

Income from operations	8,106	6,238	8,626	6,723
Interest expense	7,919	7,274	22,799	21,272
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	4,256	5,392	14,793	15,348

Loss from continuing operations before income taxes	(4,069)	(6,428)	(28,966)	(29,897)
Income tax provision	4,045	3,252	8,386	8,582

Net loss from continuing operations	(8,114)	(9,680)	(37,352)	(38,479)

Net income (loss) from discontinued operations, net of income taxes	(479)	269	(1,083)	287

Net loss	$(8,593)	$(9,411)	$(38,435)	$(38,192)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.22)	$(0.29)	$(1.08)	$(1.18)
Loss per share — discontinued operations	(0.02)	0.01	(0.03)	0.01

Basic and diluted loss per share	$(0.24)	$(0.28)	$(1.11)	$(1.17)

Weighted average common shares outstanding — basic and diluted	36,066	33,138	34,534	32,782

WASTE SERVICES, INC.
SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA
(In thousands)

	September 30,	December 31,
	2006	2005
Balance Sheet Data:

Cash	$1,696	$8,886
Current assets	$66,531	$69,582
Total assets	$787,284	$728,389
Current liabilities	$76,824	$68,216
Debt:
Senior secured credit facilities:
Revolver	$8,000	$—
Term loan	145,260	123,250
Senior subordinated notes	160,000	160,000
Other notes	3,225	2,965

Total debt	$316,485	$286,215
Redeemable preferred stock	$99,384	$84,971
Shareholders’ equity	$261,920	$264,491

	Nine Months Ended September 30,
	2006	2005
Cash Flow Data:

Cash flows from operating activities	$29,046	$16,628
Cash flows from investing activities	$(65,005)	$(33,052)
Cash flows from financing activities	$28,608	$10,383
Capital expenditures	$38,335	$23,462

5